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Alaska Air Group, Inc.                                                           EXHIBIT 11
Computation of Earnings Per Common Share
    (In thousands, except per share)

                                                  Three Months Ended        Six Months Ended
                                                            June 30,                June 30,
                                                  ------------------     -------------------
                                                    1994        1993        1994        1993
                                                  ------      ------      ------      ------
Primary -
 Net income                                       $9,681     ($3,589)     $3,368    ($18,622)
 Deduct dividends on preferred shares                  -        (856)          -      (2,453)
 Deduct preferred stock accretion                      -         (24)          -         (72)
                                                  ------      ------      ------      ------
 Income applicable to common shares               $9,681     ($4,469)     $3,368    ($21,147)
                                                  ======      ======      ======      ======

 Average number of shares outstanding             13,359      13,341      13,354      13,337
 Assumed exercise of stock options                     7           -          10           -
                                                  ------      ------      ------      ------
 Average shares as adjusted                       13,366      13,341      13,364      13,337
                                                  ======      ======      ======      ======

 Earnings per common share                         $0.72      ($0.33)      $0.25      ($1.59)
                                                  ======      ======      ======      ======

Fully Diluted -
 Net income                                       $9,681     ($3,589)     $3,368    ($18,622)
 After tax interest on convertible securities      2,396       2,918       4,744       4,994
                                                  ------      ------      ------      ------
 Income applicable to common shares              $12,077       ($671)     $8,112    ($13,628)
                                                  ======      ======      ======      ======

 Average number of shares outstanding             13,359      13,341      13,354      13,337
 Common stock equivalents                              8          17          10          21
 Common stock reserved for conversion              8,688       9,007       8,794       9,049
                                                  ------      ------      ------      ------
 Average shares as adjusted                       22,055      22,365      22,158      22,407
                                                  ======      ======      ======      ======

 Earnings per Common Share                         $0.55      ($0.03)      $0.37      ($0.61)
                                                  ======      ======      ======      ======
                                                                   *           *           *

* Anti-dilutive
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